UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2020

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector Suite 450
Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(770) 418-8800
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	PDM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 12, 2020, Piedmont Office Realty Trust, Inc. (“Piedmont" or "the Registrant”) purchased the “Galleria Office Towers”, three Class A office towers totaling approximately 1.4 million square feet of office space, associated parking garages, and a 1.9-acre land parcel located within a 3.7 million square foot mixed-use development in Dallas, Texas that includes the Galleria Dallas retail destination, encompassing over 30 dining options and 1.5 million square feet of shopping, along with the 448-room Westin Galleria Hotel, creating a vibrant and highly amenitized destination. The Galleria Office Towers were acquired for a net purchase price of $396.0 million, or approximately $275 per square foot, from SPUS7 Galleria, LP, a special purpose vehicle controlled by CBRE Global Investors - U.S. Strategic Partner Fund 7. The acquisition was initially funded with cash on hand and borrowings under the Registrant's $500 Million 2018 Line of Credit; however, the Registrant anticipates ultimately funding the majority of the acquisition using proceeds from the anticipated sale of 1901 Market in Philadelphia, Pennsylvania. The foregoing does not purport to be a complete description of the terms of the acquisition and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 10, 2020, the Registrant entered into an agreement with Truist Bank whereby Truist will extend the Registrant a $150 million term loan at Libor plus 95 basis points. The loan was unfunded at closing and can be funded in up to four draws at the Registrant’s discretion. The original term of the loan is six months, with the option to extend for two additional three month periods upon payment of applicable extension fees. The foregoing does not purport to be a complete description of the terms of the $150 million term loan and is qualified in its entirety by reference to the $150 million term loan agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2020, Donald A. Miller, CFA, former Chief Executive Officer of the Registrant, resigned from Piedmont's Board of Directors effective immediately. Mr. Miller’s resignation is the culmination of Piedmont’s succession planning efforts as a result of Mr. Miller’s June 2019 retirement whereby C. Brent Smith was appointed President and Chief Executive Officer and member of Piedmont’s Board of Directors. Piedmont and its Board of Directors express their deepest gratitude to Mr. Miller for his many years of dedicated service. Pursuant to Mr. Miller’s retirement agreement entered into in March 2019, he is entitled to receive outside director compensation for his service as a director, including equity compensation. Upon Mr. Miller’s resignation from the Board of Directors, Piedmont made a cash payment of approximately $104,000 to cover the value of the stock award and director fees he would have otherwise been entitled to through the end of his current director term.

Mr. Miller’s decision to resign was not due to any disagreement with Piedmont on any matter relating to its operations, policies or practices.

On February 12, 2020, Piedmont issued a press release in connection with Mr. Miller’s resignation which is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

On February 12, 2020, the Registrant issued a press release announcing the completion of the acquisition of the Galleria Office Towers. A copy of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(a) Financial Statements.

As it is impractical to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, Piedmont hereby confirms that it intends to file the required financial statements by amendment to this Current Report on Form 8-K not later than 71 days after the date that the disclosure required by Item 2.01 of this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(d) Exhibits.

Exhibit Number	Description
2.1 *	Purchase and Sale Agreement Between SPUS7 Galleria, LP, as Seller and Piedmont Dallas Galleria, LLC, as Purchaser
10.1	$150 Million Term Loan Agreement
99.1	Press Release Announcing Successful Completion of Leadership Transition dated February 12, 2020
99.2	Press Release Announcing Acquisition of Dallas Galleria Office Towers dated February 12, 2020
* The Registrant has omitted certain information contained in this exhibit pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is not material and, if publicly disclosed, would likely cause competitive harm to the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.
(Registrant)

Dated:	February 12, 2020	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President